UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Dobkin, Eric S.
   c/o Goldman, Sachs & Co.
   85 Broad Street
   New York, NY  10004
   USA
2. Issuer Name and Ticker or Trading Symbol
   Associates First Capital Corporation
   AFS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/31/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)
|5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |
Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |
Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |
Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |
End of Month     |ect(I)|                           |
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Class A Common Stock       |10/19/|P   | |5,000             |A  |$32.75
|9,000              |D     |                           |
                           |99    |    | |                  |   |           |
                |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially
Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date
Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of
Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |
Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|
             |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |
             |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|
             |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|
Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of
Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |
             |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |
     |       |       |            |   |            |
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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
Frederic C. Liskow on behalf of Eric S. Dobkin
DATE
November 9, 1999